EXHIBIT 10.1

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated and effective as of May 2, 2017, is by and between International Business Machines Corporation, a corporation organized under the laws of the State of New York (“IBM”) and IBM Credit LLC, a Delaware limited liability company (“IBM Credit”).

WHEREAS, IBM is the ultimate parent company of IBM Credit;

WHEREAS, IBM Credit incurs, from time to time, certain Debt (as defined below);

WHEREAS, for purposes of this Agreement, “Debt” means indebtedness for borrowed money that either (i) is rated by one or more rating agencies or (ii) is designated by the board of managers of IBM Credit as constituting “Debt” for purposes of this Agreement;

WHEREAS, to facilitate IBM Credit’s continued sale and/or incurrence of Debt, IBM and IBM Credit desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and in accordance with the terms and subject to the conditions herein contained, the parties hereto agree as follows:

1.                                      OWNERSHIP OF IBM CREDIT

At all times during the term of this Agreement, IBM shall own and hold, directly or indirectly, the legal title to and beneficial interest in, at least 51% of the equity interests of IBM Credit having the right to vote for the election of members of the Board of Managers of IBM Credit; provided, however, that (a) nothing in this Section 1 shall prevent IBM or any of its subsidiaries from transferring any such shares to IBM or one or more direct or indirect wholly owned subsidiaries of IBM and (b) IBM Credit may merge or consolidate with, or sell or convey all or substantially all of its assets to, IBM or one of its direct or indirect wholly owned subsidiaries if, in connection therewith, IBM or such subsidiary shall expressly assume the due and punctual payment of all of IBM Credit’s Debt.

2.                                      CONSOLIDATED TANGIBLE NET WORTH

On the last day of each of IBM Credit’s fiscal years during the term of this Agreement, IBM agrees that it shall cause IBM Credit to have a Consolidated Tangible Net Worth of at least $50,000,000. For the purposes of this Agreement, “Consolidated Tangible Net Worth” means (i) the total assets of IBM Credit and its subsidiaries and combined affiliates minus (ii) intangible assets and total liabilities.

3.                                      LEVERAGE RATIO

IBM shall cause the Leverage Ratio of IBM Credit to be no more than 11.0 to 1.0 as of the end of each fiscal quarter of IBM Credit. For the purposes of this Agreement, “Leverage Ratio” means, for any fiscal quarter, IBM Credit’s debt-to-equity ratio as reported in, and calculated in the manner set forth in, IBM Credit’s periodic report (Form 10-Q or Form 10-K, as the case may be), covering such fiscal quarter. In the event that IBM Credit’s Leverage Ratio as of the end of any fiscal quarter is higher than 11.0 to 1.0, then, upon demand by IBM Credit, IBM shall make or cause to be made a capital contribution to IBM Credit, which contribution may be made directly or indirectly, in an amount sufficient to cause such Leverage Ratio, after giving effect to such capital contribution, to have been no higher than 11.0 to 1.0 as of the end of such fiscal quarter. Such capital contribution, if required, will be made not later than 30 days after the later of (i) the filing by IBM Credit of its periodic report covering such fiscal quarter and (ii) receipt by IBM of such demand from IBM Credit, and such capital contribution will be included in the calculation of IBM Credit’s Leverage Ratio as of the end of such fiscal quarter for the purposes of determining compliance with the covenant set forth in this Section 3.

4.                                      TERM, MODIFICATION, AMENDMENT AND TERMINATION

(a)           Subject to Section 4(c), this Agreement may be terminated by either party hereto upon giving to the other party 30 days’ prior written notice, with a copy thereof to each Rating Agency (as defined below) rating Debt, if any.

(b)           Subject to Section 4(c), this Agreement may be modified or amended only by the written agreement of the parties hereto and upon 30 days’ prior written notice to each Rating Agency rating Debt, if any, accompanied by a copy of the form of amendment.

(c)           Notwithstanding any other provisions of this Agreement, no termination or modification of, or amendment to, this Agreement shall be effective with respect to any Debt outstanding at the time that written notice of such termination, modification or amendment is delivered (or would be required to be delivered) to each Rating Agency in accordance with Section 4(a) or 4(b), as the case may be, unless (i) such termination, modification or amendment is permitted under the documentation governing such Debt, (ii) each affected holder of such Debt (or, in the case of Debt issued or incurred pursuant to documentation that permits this Agreement to be terminated, modified or amended with the consent of less than all of the holders of such Debt, the requisite holders of such Debt) otherwise consent(s) in writing or (iii) with respect to Debt that is rated by one or more Rating Agencies, each such Rating Agency confirms in writing that the rating assigned to such Debt by such Rating Agency will not be withdrawn or reduced by reason thereof. For purposes of this Agreement, (A) no portion of any Debt shall be considered “outstanding” if such Debt shall be defeased or discharged in accordance with the documentation governing such Debt and (B) with respect to any Debt, “holder” shall include, in addition to any person, firm, corporation or other entity to which such Debt is owed, any trustee or other authorized representative appointed by and acting on behalf of such person, firm, corporation or other entity with respect thereto.

(d)           For purposes of this Agreement and with respect to any Debt, “Rating Agency” shall mean any rating agency that (i) has been requested by IBM or IBM Credit to issue a rating in respect of such Debt, (ii) has issued such a rating and such rating remains in effect at the time of the termination, modification or amendment referred to in this Section 4 and (iii) has been specifically referred to as a rating agency in documentation in effect at the time of the termination, modification or amendment relating to the relevant Debt (each such rating agency, a “Rating Agency”).

5.                                      NOT A GUARANTEE

This Agreement is not, and nothing herein contained and nothing done pursuant hereto by IBM shall be deemed to constitute, a guarantee by IBM of the payment of any Debt or other obligation, indebtedness or liability of any kind or character whatsoever of IBM Credit, any of IBM Credit’s direct or indirect subsidiaries or any other entity the Debt or other obligation, indebtedness or liability of any kind or character whatsoever of which has been guaranteed by IBM Credit.

6.                                      ENFORCEABILITY

This Agreement shall not be enforceable against IBM by anyone other than (i) IBM Credit, or (ii) if any case is commenced under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.), or any successor statutory provisions (the “Bankruptcy Code”), in respect of IBM Credit, the debtor in possession or trustee appointed by the court having jurisdiction over such proceeding. In the event of (A) a breach by IBM in performing a provision of this Agreement and (B) the commencement of such a case under the Bankruptcy Code in respect of IBM Credit while any Debt is outstanding, the remedies of a holder of Debt shall include the right, if no proceeding on behalf of IBM Credit has already been commenced in such case, to file a petition therein, with a view to the debtor in possession, or the trustee appointed by the court having jurisdiction over such proceeding, pursuing IBM Credit’s rights under this Agreement against IBM.

7.                                      SUCCESSORS; BENEFICIARIES

This Agreement shall be binding upon the parties hereto and upon their respective successors and assigns. Except to the extent provided in Section 4(c), this Agreement shall not confer or be deemed to confer upon any other person, firm, corporation or other entity any benefits, rights or remedies.

8.                                      JURISDICTION

Each of the parties hereto hereby submits to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in any such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

9.                                      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law that would result in the application of the law of any other jurisdiction.

10.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

INTERNATIONAL BUSINESS MACHINES
CORPORATION

By:	/s/ Simon J. Beaumont
Name:	Simon J. Beaumont
Title:	Vice President
Tax and Treasurer

IBM CREDIT LLC

By:	/s/ William J. Smith III
Name:	William J. Smith III
Title:	Chairman and President